Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REDDIT, INC.
Reddit, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Reddit, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 13, 2011 under the name Reddit, Inc.
2.    This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which amends, restates, and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.    The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Reddit, Inc. has caused this Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on March 25, 2024.

Reddit, Inc., a Delaware corporation

By:	/s/ Steven Huffman
Name:	Steven Huffman
Title:	Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the corporation is Reddit, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,340,000,000 shares, consisting of 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 140,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), 100,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).
The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of Article V) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
The designations and the powers, preferences, privileges and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.    Common Stock.
1.    Equal Status; General. Except as otherwise provided herein or required by law, shares of Common Stock shall have the same rights, privileges, preferences, and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets, or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, preferences, and powers of the holders of Common Stock are subject to, and qualified by, the rights, powers, and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.    Voting. Except as otherwise provided herein or expressly required by a nonwaivable provision of the DGCL, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have one (1) vote per share of Class A Common Stock held of record by such holder, each holder of Class B Common Stock, as such, shall have ten (10) votes per share of Class B Common Stock held of record by such holder, and each holder of Class C Common Stock, as such, shall have no votes per share of Class C Common Stock held of record by such holder; provided, however, that, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation (as defined herein)) or pursuant to the DGCL. Except as otherwise provided herein or required by a nonwaivable provision of the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally. There shall be no cumulative voting.
3.    Dividend Rights. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, shares of Common Stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class C Common Stock shall be entitled to receive shares of Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend per share of Class A Common Stock, Class B Common Stock, or Class C Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each voting separately as a class.
4.    Subdivisions, Combinations, or Reclassifications. Shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock may not be subdivided, combined, or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined, or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the then-outstanding Class A Common Stock, Class B Common Stock, and Class C Common Stock on the record date for such subdivision, combination, or reclassification; provided, however, that shares of one such class may be subdivided, combined, or reclassified in a different or disproportionate manner if such subdivision, combination, or reclassification is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each voting separately as a class.
5.    Liquidation, Dissolution, or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation, or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets, or winding up is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each voting separately as a class.
6.    Merger, Consolidation, or Other Transaction. In the case of any distribution or payment in respect of the shares of Common Stock, or any consideration into which such shares are converted, upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation of the Corporation with or into any other entity, such distribution, payment, or consideration that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Common Stock as a single class; provided, however, that shares of such classes may (but shall not be required to) receive, or have the right to elect to receive, different or disproportionate consideration in connection with such merger, consolidation, or other transaction if (i) the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock, and Class C Common Stock is that any securities distributed to the holder of, or issuable upon the conversion of, a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of, or issuable upon the conversion of, a share of Class A Common Stock, and that any securities distributed to the holder of, or issuable upon the conversion of, a share of Class C Common Stock have no voting rights or power, or (ii) such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. In the event that the holders of shares of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger, consolidation, or other transaction, then such consideration shall be deemed to have been made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock, and Class C Common Stock as a single class if the holders of all of such shares are granted identical election rights; provided that if the alternative forms of consideration include securities or securities issuable upon the conversion of Class A Common Stock, Class B Common Stock, and Class C Common Stock, any such securities that a holder of Class B Common Stock may elect to receive may (but shall not be required to) have ten (10) times the voting power of securities that a holder of Class A Common Stock may elect to receive and any securities that a holder of Class C Common Stock may elect to receive may (but shall not be required to) have no voting rights or power.
7.    Conversion.
7.1.    Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B

Common Stock represented by a lost, stolen, or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen, or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2.    Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (each, a “Mandatory Class B Conversion Event”):
i.    Reduction in Voting Power. Each then-outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the aggregate number of then-outstanding shares of Class B Common Stock ceases to represent at least seven and one-half percent (7.5%) of the aggregate of the then-outstanding shares of Class A Common Stock and Class B Common Stock.
ii.    Transfers. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined in Section 10), other than to a Permitted Transferee (as defined in Section 10), of such share of Class B Common Stock.
7.3.    Conversion of Class C Common Stock. Subject to the approval rights granted pursuant to paragraph (iv)(f) of Part A of Article VI, following the date on which no shares of Class B Common Stock remain outstanding (including pursuant to the conversion or other exchange of all then-outstanding shares of Class B Common Stock into, or for shares of, Class A Common Stock), and upon the date and time, or occurrence of an event, specified by the vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, voting as a separate class (the “Class C Conversion Vote”), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock (the “Mandatory Class C Conversion Event”).
7.4.    Certificates. Each then-outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event or a Mandatory Class C Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event or Class C Common Stock subject to such Mandatory Class C Conversion Event, as applicable, shall, upon such Mandatory Class B Conversion Event or Mandatory Class C Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock or Class C Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event, Mandatory Class B

Conversion Event, or Mandatory Class C Conversion Event (any of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class C Common Stock, if any (or, in the case of any lost, stolen, or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class C Common Stock, as applicable, were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock or Class C Common Stock that is converted pursuant to Subsections 7.1, 7.2, or 7.3 shall thereupon automatically be retired and shall not be available for reissuance.
7.5.    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”), relating to the conversion of the Class B Common Stock into Class A Common Stock and the conversion of Class C Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically, unless otherwise determined by the Corporation, converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
8.    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Class C Common Stock, as applicable, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common

Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
9.    Redemption. The Common Stock is not redeemable at the option of the holder thereof.
10.    Definitions.
“Advance” means Advance Magazine Publishers Inc.
“Advance Designee” means each Person nominated by Advance to the Board of Directors pursuant to the Certificate of Incorporation and the Governance Agreement.
“Advance Entity” means (i) Advance, (ii) any Newhouse Person, and (iii) any Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of any of the foregoing. For the avoidance of doubt, references to the ownership or beneficial ownership by any Advance Entity of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such Advance Entity) or beneficial ownership of such securities or control of such voting power by the Advance Entities collectively and determined pursuant to Rule 13d-3 under the Exchange Act.
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.
“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); “beneficially owns,” “beneficially owned,” and “beneficial ownership” will have corresponding meanings.
“Change of Control Event” means, with respect to the Corporation, (i) the closing of the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity)), (iii) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation, or (iv) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a

Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control Event hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Corporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction or (B) one or more Advance Entities or, in the event Advance Entities and Huffman are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more Advance Entities and Huffman, becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Securities in compliance with the Governance Agreement.
“control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities, by agreement, or otherwise. The terms “controls,” “controlled,” and “controlling” will have corresponding meanings.
“Convertible Security” shall mean any evidences of indebtedness, shares of Preferred Stock, or other securities (other than shares of Class B Common Stock or Class C Common Stock) convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, either directly or indirectly.
“Director Designees” means the Replacement Designee(s) and the Advance Designee(s).
“Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, options, or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, and any other ownership or profit interests issued by such Person (including partnership or member interests therein), whether voting or nonvoting, and regardless of whether any such option, award, or right is vested or whether any conditions to the exercise of the rights conferred thereby have been met.
“Family Member” shall mean, with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Family member shall further include any of such natural person’s family members as defined in Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

“Governance Agreement” shall mean the Governance Agreement, dated as of March 19, 2024, by and among the Corporation, Huffman, and Advance (as the same may be amended, restated, supplemented, and/or otherwise modified from time to time in accordance with its terms).
“Governmental Authority” shall mean any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization.
“Huffman” shall mean Steven Huffman.
“IPO” means the Corporation’s first firm commitment underwritten public offering of a class of its Common Stock or a direct listing of a class of its Common Stock on a national securities exchange pursuant to an effective registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Corporation pursuant to its stock option, stock purchase, or similar plan).
“IPO Date” means March 25, 2024.
“Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer and Rose Newhouse, a spouse or surviving spouse of any such descendants, or the estate of any of the foregoing individuals, and (ii) any trust, corporation, limited liability company, partnership, or other entity which is primarily, directly or indirectly, owned, controlled, or established for the benefit of one or more individuals or estates described by the foregoing clause (i).
“Option” shall mean rights, options, restricted stock units, or warrants to subscribe for, purchase, or otherwise acquire shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, or Convertible Securities (as defined above).
“Permitted Entity” shall mean (i) with respect to a Qualified Stockholder:
(a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, and/or (3) any other Permitted Entity of such Qualified Stockholder;
(b) any Affiliate of, or general partnership, limited partnership, limited liability company, corporation, or other entity that (1) directly or indirectly controls, is controlled by, or is under common control with such Qualified Stockholder, and/or (2) is directly or indirectly exclusively owned by one or more Family Members of such Qualified Stockholder;
(c) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, (1) during the lifetime of the natural person grantor of such trust, or (2) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust; and
(d) the personal representative of the estate of such Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor is acting in the capacity as a personal representative of such estate; and
(ii) with respect to Advance, any Advance Entity.
Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity of that Qualified Stockholder solely by reason of the death of that Qualified Stockholder.
“Permitted Transferee” shall mean:
(i) a Family Member of a Qualified Stockholder;
(ii) a Permitted Entity of a Qualified Stockholder;
(iii) in the case of a Transfer by a Permitted Entity of a Qualified Stockholder, such Qualified Stockholder or a Family Member or other Permitted Entity of such Qualified Stockholder; and
(iv) with respect to Advance, any Advance Entity.
“Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of a Qualified Stockholder, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, and bank trust departments.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any Governmental Authority or any department, agency, or political subdivision thereof.
“Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the IPO Date; (ii) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the IPO Date; (iii) each natural person who, prior to the IPO Date, Transferred shares of Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

“Replacement Designee” means any person designated by Advance to replace a director that was appointed to the Board of Directors as an Advance Designee.
“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, transfer, conveyance, or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily, or by operation of law), including, without limitation:
(i) assignments and distributions resulting from death, incompetency, bankruptcy, liquidation, and dissolution;
(ii) a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership); and
(iii) the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below).
Notwithstanding anything to the contrary herein, the term Transfer shall not include the following:
(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(ii) entering into a voting trust, agreement, or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, that is (a) disclosed in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Corporation, (b) either has a term not exceeding one (1) year or is terminable by the stockholder, and (c) does not involve the payment of cash, securities, property, or other consideration to the stockholder of the shares subject thereto, other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement, or arrangement entered into prior to the IPO Date shall not constitute a Transfer;
(iii) entering into a support or similar voting agreement (with or without granting a proxy and other customary provisions contained in such agreements, including, without limitation, restrictions on disposition and voting with respect to alternative transactions) in connection with a Change of Control Event that has been approved by the Board of Directors or any agreement to tender shares pursuant to a merger agreement governed by Section 251(h) of the DGCL that has been approved by the Board of Directors;
(iv) (a) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or other financing transaction, including, without limitation, any form of margin loan, or (b) a bona fide hedging or other derivative transaction (including without limitation a swap, option or forward transaction (or combination thereof) and any related pledge), in each case, for so long as such stockholder continues to exercise Voting Control over such shares; provided, however, that (x) a foreclosure on such shares or other similar action by the pledgee and (y) the settlement of any hedging or derivative transaction by delivery of shares of Class B Common Stock shall constitute a Transfer;
(v) the fact that, as of the IPO Date or at any time after the IPO Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; and
(vi) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a Transfer at the time of such sale.
“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, or otherwise.
“Voting Securities” means the Common Stock (excluding the Class C Common Stock) and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation.
B.    Preferred Stock.
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased, or acquired by the Corporation may be reissued except as otherwise provided by law.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation).

ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    General Powers. Except as otherwise expressly provided by the DGCL and this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Notwithstanding the foregoing, for so long as the Governance Agreement remains in effect:
(i)    Following the IPO Date, a member of the Board of Directors cannot become the Chairperson of the Board of Directors without the prior written approval of each of Advance and, for so long as he remains Chief Executive Officer of the Corporation, Huffman, unless such agreement cannot be reached within fifteen (15) days of written notice to the Board of Directors by either Advance or Huffman that they are unable to reach agreement as to such approval, whereupon the Chairperson of the Board of Directors shall be selected by the members of the Board of Directors who are independent in accordance with the applicable requirements of the national securities exchange on which the Equity Securities of the Corporation are listed for trading unless and until the subsequent written approval of each of Advance and Huffman is provided.
(ii)    Unless otherwise agreed to by Advance, following the IPO Date all issuances of Equity Securities of the Corporation shall be either (a) shares of Class A Common Stock or Class C Common Stock or (b) securities convertible solely into, exchangeable solely for, or containing a right to purchase solely, shares of Class A Common Stock or any other class or series of common stock with one or fewer votes per share; provided that the foregoing shall not limit any issuances of Equity Securities of the Corporation by the Corporation pursuant to the unmodified terms of any right or security issued and outstanding prior to the date hereof.
(iii)    Following the IPO Date and unless otherwise agreed to by Advance, one (1) of the Director Designees shall, upon Advance’s request, be a member of each committee of the Board of Directors, other than the audit committee of the Corporation (provided that the authority and responsibilities of the audit committee of the Corporation shall be limited to those authorities and responsibilities that are required for an audit committee by the Exchange Act, the applicable requirements of the national securities exchange on which the Equity Securities of the Corporation are listed for trading, and related duties undertaken by the audit committee consistent with customary practice) and except where expressly prohibited by applicable law or the rules of the principal securities exchange on which the Equity Securities of the Corporation are listed for trading or where the sole purpose of such committee is to address actual or potential conflicts of interest between Advance and the Corporation.
(iv)    In addition to any other approval right set forth in this Certificate of Incorporation, following the IPO Date, the prior written approval or consent of Advance shall be required for the Corporation to (either directly or indirectly through an Affiliate or otherwise or through one or a series of related transactions and whether by merger, consolidation, division, operation of law, or otherwise):
(a) (1) issue Equity Securities of the Corporation which, in the aggregate, represent more than ten percent (10%) of the voting power of the Equity Securities of the Corporation beneficially owned by Advance and its Permitted Transferees as of and upon the closing of the IPO, as set forth in the final prospectus related thereto (after giving effect to any exercise of the underwriters’ over-allotment option) or (2) establish any new class of Equity Securities of the Corporation; provided that the separate approval of Advance shall not be necessary for (A) the issuance of Equity Securities of the Corporation issuable upon the conversion of convertible Equity Securities of the Corporation previously approved by Advance under clause (a)(1), (B) the issuance of Equity Securities of the Corporation to be issued to employees of the Corporation pursuant to a customary employee stock purchase plan or similar stock purchase program or employee equity plan that are consistent with equity burn rates for publicly traded companies in the Corporation’s industry, or (C) the issuance of compensatory Equity Securities of the Corporation to Huffman, in each case of clauses (B) and (C), that are approved by the compensation committee of the Corporation or based on delegated authority granted by such committee;
(b) implement any amendments to this Certificate of Incorporation or the Bylaws that would adversely affect Advance’s rights thereunder;
(c) (1) effect or consummate a Change of Control Event or (2) effect any other merger, consolidation, business combination, sale, or acquisition with a Person other than the Corporation and its subsidiaries, that results in changes in the rights or preferences of the holders of Equity Securities of the Corporation;
(d) effect the liquidation, dissolution, or winding up of the business operations of the Corporation;
(e) approve any action by the Corporation terminating, reducing, or enlarging the responsibilities of, or electing, appointing, or removing, the Chief Executive Officer; and
(f) submit to any of the Corporation’s stockholders any proposal to effect the conversion of all then-outstanding shares of Class C Common Stock into an equivalent number of fully paid and nonassessable shares of Class A Common Stock, pursuant to Section 7.3 of Part A of Article V or otherwise.
B.    Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors; provided, however, that for so long as the Governance Agreement remains in effect, any increases in the number of directors resulting in more than ten (10) directors shall be subject to Advance’s prior written approval.

C.    Designation, Term, and Removal. Subject to Part E of this Article VI, in connection with the election of directors at each applicable annual or special meeting of stockholders of the Corporation at which directors are to be elected, Advance shall have the right, for so long as the Governance Agreement remains in effect, to designate two (2) Advance Designees for inclusion in the slate of nominees for election as directors at such annual or special meeting of stockholders. Subject to the rights of the holders of any series of Preferred Stock to elect directors, each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification, or removal; provided, however, that unless otherwise determined by the Board of Directors, the term of any Director Designee shall expire and terminate upon the termination of the Governance Agreement. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that the consent of Advance shall be required to remove any Director Designee.
D.    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification, or removal. Notwithstanding the foregoing, for so long as the Governance Agreement remains in effect, Advance shall have the right to fill any vacancy with an Advance Designee in the event that such vacancy is created at any time by the death, removal, or resignation of any director designated by the Advance pursuant to this Certificate of Incorporation and the Governance Agreement, and the vacancy so created may be filled solely by Advance, and may not be filled by the Board of Directors or any other person.
E.    Director Designees. If the nominating and corporate governance committee of the Corporation (or a similar committee serving the nominating function) determines in good faith that a Director Designee (i) is not qualified to serve on the Board of Directors consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy the applicable requirements of the national securities exchange on which the Corporation’s Equity Securities are listed for trading, regarding service as a director, Advance shall have the right to designate a different Director Designee.

F.    Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors, the election, term of office, removal, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI (other than Advance’s rights to designate Director Designees), during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional directors, the number of directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
G.    Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A.    Consent of Stockholders In Lieu of Meeting. Subject to the rights of the holders of any series of Preferred Stock and the last sentence of this Part A of Article VII, at any time when the holders of Class B Common Stock beneficially own, in the aggregate, at least thirty percent (30%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, setting forth the action so taken, are (i) signed by the holders of the then-outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted, and (ii) delivered to the Corporation in accordance with applicable law; provided, however, that when stockholders seek to take action by consent in accordance with this Part A of Article VII, such stockholders shall give the Corporation written notice, setting forth in reasonable detail the action proposed to be taken, not less than ten (10) business days prior to the delivery of the consents taking such action to the

Corporation in accordance with the DGCL. Subject to the rights of the holders of any series of Preferred Stock, at any time when the holders of Class B Common Stock beneficially own, in the aggregate, less than thirty percent (30%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting.
B.    Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time, only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, or (iv) if at such time the holders of Class B Common Stock beneficially own, in the aggregate, at least thirty percent (30%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation, the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of stockholders in accordance with, and subject to, the Bylaws, from stockholders of record as of the record date fixed in accordance with the Bylaws, who hold, in the aggregate, at least thirty percent (30%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation, and shall not be called by any other Person or Persons; provided, however, that when stockholders seek to request a special meeting of stockholders in accordance with this Part B of Article VII, such stockholders shall set forth in reasonable detail, in their written request for the special meeting, the action proposed to be taken at such special meeting and shall otherwise deliver such request and provide the required information as set forth in the Bylaws.
C.    Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
ARTICLE VIII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal, or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. All references in this Article VIII to a director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision set forth or incorporated by reference in this Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.
ARTICLE IX
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees, and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.
ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action, suit, or proceeding brought on behalf of the Corporation, (b) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action, suit, or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), or (d) any action, suit, or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (ii) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action, the subject matter of which is within the scope of this Article X, is filed in a court other than, in the case of clause (i) the courts located in the State of Delaware, and in the case of clause (ii) the federal district courts of the United States of America (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of this Article X and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any Person purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters of, or financial advisors in connection with, any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XI
A.    Corporate Opportunities. To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity, and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
B.    Liability Waiver. To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.
C.    Amendments to Article XI. Any amendment, repeal, or modification of this Article XI, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption.
ARTICLE XII
A.    Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which all of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of this Part A of Article XII, apply to the Corporation; (ii) Advance and its Affiliates and associates beneficially own less than fifteen percent (15%) of the voting power of the then-outstanding shares of Common Stock; and (iii) the Governance Agreement shall have terminated in accordance with its terms, whereupon the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.
B.    Limitations on Business Combinations. Notwithstanding the foregoing, unless and until all of the conditions set forth in clauses (i), (ii), and (iii) of Part A of this Article XII exist (if ever), the Corporation shall not engage in any Business Combination (as defined below), at any point in time at which any class of the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined below)

for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i) prior to such time, the Board of Directors approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the Voting Securities of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Securities outstanding (but not the outstanding Voting Securities owned by the Interested Stockholder) those shares owned by (a) Persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-third percent (66 2/3%) of the outstanding Voting Securities of the Corporation which is not owned by the Interested Stockholder.
C.    Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in Part B of this Article XII shall not apply if:
(i) a stockholder becomes an Interested Stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder and (b) would not, at any time, within the three-year period immediately prior to the Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or
(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (a) constitutes one of the transactions described in the second sentence of this paragraph, (b) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors, and (c) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding capital stock of the Corporation, or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Securities of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.
D.    Definitions. For purposes of this Article XII, references to:
(i) “associate,” when used to indicate a relationship with any Person, means: (a) any corporation, partnership, unincorporated association, or other entity of which such Person is a director, officer, or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of the voting power thereof; (b) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
(ii) “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:
(a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the Interested Stockholder, or (2) with any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Part B of this Article XII is not applicable to the surviving entity;
(b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding capital stock of the Corporation;
(c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any capital stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (1) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for or convertible into capital stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into capital stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of capital stock of the Corporation subsequent to the time the Interested Stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase capital stock made on the same terms to all holders of said capital stock; or (5) any issuance or transfer of capital stock by the Corporation; provided, however, that in no case under clauses (1) through (5) of this paragraph shall there be an increase in the Interested Stockholder’s proportionate share of the capital stock of any class or series of the Corporation or of the Voting Securities of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the capital stock of any class or series, or securities convertible into the capital stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of capital stock not caused, directly or indirectly, by the Interested Stockholder; or
(e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in paragraphs (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(iii) “Interested Stockholder” means any Person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of fifteen percent (15%) or more of the outstanding Voting Securities of the Corporation, or (b) is an Affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Securities of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder; and the Affiliates and associates of such Person; but “Interested Stockholder” shall not include (x) any Advance Entity, or any other Person with whom any Advance Entity is acting as a group or in concert for the purpose of acquiring, holding, voting, or disposing of shares of Voting Securities of the Corporation; (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Securities of the Corporation (in one transaction or a series of transactions) by an Advance Entity to such Person; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (z) such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Securities of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Securities of the Corporation deemed to be outstanding shall include capital stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued capital stock of the Corporation which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.
(iv) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:
(a) beneficially owns such stock, directly or indirectly;
(b) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement, or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement, or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or
(c) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (2) of paragraph (b) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
ARTICLE XIII
A.    Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change, adopt, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles V, VI, VII, VIII, XI, XII, and XIII; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by law or this Certificate of Incorporation, directly or indirectly, amend, alter, change, adopt, or repeal any provision inconsistent with Part A of Article V, Article VII, Article XI, or this proviso of this

Part A of Article XIII; provided, further, however, that any vote to amend, alter, change, adopt, or repeal any provision contained in this Certificate of Incorporation is subject to any limitations set forth in paragraph (iv)(b) of Part A of Article VI.
B.    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, but subject to any limitations set forth in paragraph (iv)(b) of Part A of Article VI, the Board of Directors shall have the power to amend, alter, change, adopt, or repeal the Bylaws. The stockholders may not amend, alter, change, adopt, or repeal the Bylaws unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, but subject to any limitations set forth in paragraph (iv)(b) of Part A of Article VI, by the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the stockholders shall not, without the prior affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by law or this Certificate of Incorporation , directly or indirectly, amend, alter, change, adopt, or repeal the Bylaws.
C.    Severability. If any provision or provisions of this Certificate of Incorporation, including, without limitation, Article X, shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees, and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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